Exhibit 5.1

[Letterhead of Venable LLP]

June 29, 2005

Columbia Equity Trust, Inc.
1750 H Street, N.W.
Suite 500
Washington, D.C. 20006

Re:	Rule 462(b) Registration Statement Relating to Registration
Statement on Form S-11 (1933 Act File No. 333-122644)

Ladies and Gentlemen:

          We have acted as Maryland counsel to Columbia Equity Trust, Inc., a Maryland corporation (the “Company”), in connection with the sale and issuance of 1,533,334 shares (the “Shares”) of common stock, $.001 par value per share (the “Common Stock”), of the Company in an underwritten initial public offering, covered by the above-referenced Registration Statement (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

          1. The Registration Statement, substantially in the form to be transmitted to the Commission under the 1933 Act;

          2. The Articles of Incorporation of the Company (the “Articles of Incorporation”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

          3. The Articles of Amendment and Restatement of the charter (the “Charter”) in the form to be filed with the SDAT by the Company, certified as of the date hereof by an officer of the Company;

          4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Columbia Equity Trust, Inc.
June 29, 2005

          5. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company, or a duly authorized committee thereof, relating to the authorization of the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

          7. A certificate executed by an officer of the Company, dated as of the date hereof; and

          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

          In expressing the opinion set forth below, we have assumed the following:

          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no

Columbia Equity Trust, Inc.
June 29, 2005

waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

          5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter.

          6. The Charter will be accepted for record by the SDAT prior to the issuance of the Shares.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

          2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and any other resolutions adopted by the Board of Directors related to the Shares, the Shares will be validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland, any federal or state laws regarding fraudulent transfers, or any real estate syndication laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretatation of agreements.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP